EMPLOYMENT AGREEMENT

                      THIS AGREEMENT DATED JANUARY 1, 2004

                                    BETWEEN:

                                 Organetix, Inc.
    (hereinafter referred to as "ORG" and which has as its business address:
                            Suite 200, 603-7th Ave SW
                                Calgary, Alberta
                                    T2P 2T5)

                                       and

                             MR. L.B. (Brad) CLARKE
                    (hereinafter referred to as "Clarke" who
                                   resides at:
                            132 Silvergrove Manor NW
                                Calgary, Alberta
                                    T3B 5K6)

The following will outline the terms and conditions of Clarke's employment with ORG ("the Agreement").

(1) Clarke will be employed by ORG as a senior executive in ORG to undertake work assigned to the job generally described by the title:

                  Chairman, President & CEO ("the Position").

(2) Attached hereto as Appendix I, is an outline of the general scope of work, duties and responsibilities ("the Job Description") for the Position. ORG reserves the right in its absolute discretion to alter work assignments, change responsibilities or assign new work, not described in the Job Description, where deemed by ORG to be within Clarke's capability, training and aptitude.

(3) The monthly salary associated with the Position (the "Salary") is $US10,000.00 (less any applicable withholding taxes) and Clarke shall receive no less than $US 10,000.00 per month for the term of this agreement. The Salary shall be paid monthly based on an Annual Salary of $US 120,000.00. Clarke has the sole option to reduce the monthly Salary on a month to month basis based on ORG's financial capabilities and or exchange the Salary in part or in whole for common shares and or stock options and or warrants when agreed to by Clarke and the Board of Directors of ORG at the fair market value at the date of exchange.

(4) The Salary and Job Description shall be reviewed by December 31, 2004 and annually upon the anniversary date of this Agreement ("the Anniversary Date"). For purposes of clarity, the agreed upon Salary for Clarke for the year 2005 is agreed to be a minimum of $US 15,000.00 per month and for 2006 is agreed to be a minimum of $US 20,000.00 per month. The Salary may be adjusted upward based upon Clarke's performance as evaluated and approved by ORG's Board of Directors. ORG will implement a Performance & Profit Sharing Plan ("the Incentive Plan") and Clarke will participate in the Incentive Plan and will be eligible to receive performance cash payments, stock options and other performance incentives assigned to the Position from the Incentive Plan.


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

(5) When Clarke reaches the deemed maximum Salary for the position, a yearly cash performance bonus may be granted where recommended by and supported by ORG's Board of Directors.

(6) At such time as ORG implements a medical and dental benefit plan ("the Benefit Plan"), Clarke will be eligible to receive benefits that ORG will assign to the Position providing Clarke meets the minimum qualifying criteria as defined in the Benefit Plan. Clarke will be obligated to participate in those group benefits defined in the Benefit Plan where 100% coverage is mandatory.

(7) Clarke will receive Statutory Holidays, Personal leave and any other personal benefits as defined by the Board. The exception shall be vacation entitlement where Clarke will receive a special benefit of 6 weeks (30 work days) annual vacation with pay. For the purposes of vacation entitlement, entitlement shall be allotted annually based upon the calendar year, and Clarke's remaining entitlement for 2003 shall be the prorated annual balance of the number of vacation days described herein commencing on the date of this Agreement.

(8) Clarke shall report to work at times and locations ("the Place of Work") prescribed by ORG and Clarke will establish the Place of Work.

(9) The Position is a senior executive position and will not be eligible for overtime payments. Clarke acknowledges assignments may require work time outside normal working hours and beyond a 40 hour work week. ORG acknowledges Clarke has personal and family business interests outside of ORG ("Outside Interests") which will require his time and attention. Clarke pledges to organize his time and schedule so as functions, time and work at ORG receives first priority, and to provide continuous contact details so as to be available to the Board and staff at all reasonable times when away from ORG. Clarke further pledges his ability to perform ORG assigned duties and meet ORG assigned due dates shall not be affected by his Outside Interests.

(10) ORG will provide Clarke with all administrative equipment and supplies necessary to complete assigned duties and shall reimburse or supply Clarke with equipment where deemed necessary by ORG to complete assigned work. Clarke will be obligated to use safety equipment provided where mandated by ORG and shall save ORG harmless from any injury or damage which may be incurred from failure to use safety equipment.

(11) Clarke shall maintain expense sheets in the format, on the forms and on the schedules prescribed by ORG.

(12) Clarke will be reimbursed for approved expenses incurred while carrying out assignments on behalf of ORG. In addition, Clarke shall receive a Car Allowance of $US 700.00 per month, and this Allowance shall be full and complete compensation for auto expenses incurred by Clarke in conducting ORG's business.

(13) If Clarke at any time by reason of illness or mental or physical disability be incapacitated in ORG's sole opinion, relying on the advice of a doctor qualified to practice medicine in the Province of Alberta, from performing the Job Description assigned to the Position, and the incapacity continues for a period of 90 days, and at the request of ORG, Clarke furnishes satisfactory evidence of the incapacity and the cause of it, the Employment Agreement shall immediately terminate and Clarke shall receive whatever disability benefits are available through the Benefit Plan.


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

(14)  The Employment Agreement may be terminated by either party as follows:

      (a)   by Clarke - at no time prior to December 31, 2006 unless termination is mutually agreed between ORG and Clarke,

      (b)   by ORG -    in its absolute discretion, without any notice or pay in
                        lieu thereof, for Cause.For the purposes of this Agreement, Cause shall include:

            (i)         cause as defined under common law;

            (ii) if the employee is convicted of an indictable offense that is of a kind that is related to the qualifications, functions or duties of the employee and either the time for making the appeal has expired without the appeal having been made or the appeal has been finally disposed of by the Courts or abandoned; or

            (iii) if he is guilty of a material breach provided that the employee has been provided with 20 days' notice of such default under the Agreement (the "Default Notice") and has not cured such default within the Default Notice period.

      (c)   by ORG -    at no time prior to December 31, 2006 unless for Cause
                        as defined in Clause 14 (b), or termination is mutually agreed between Clarke and ORG,

                        after December 31, 2006 upon delivering to Clarke 90 days written notice and the payment of severance equal to 12 month's Salary amounting to the Salary being paid per month at the date of notice.

(15) Upon termination for Cause, Clarke shall immediately resign from the Position and any other appointments held in the name of ORG, and Clarke shall not be entitled to severance or compensation for loss of office or otherwise by reason of the termination.

(16) Upon termination for any reason, any and all monetary benefits, assigned options or shares, or other contracted and/or accrued benefits or obligations ORG has with Clarke to the date of such termination, shall be the absolute property of and shall be payable to Clarke in accordance with the terms of contracts or agreements covering such accrued benefits.

(17) As soon as economically feasible, ORG agrees to provide Directors and Officers insurance and insurance to cover public liability, product liability and errors and omissions insurance, which in no case shall be less than the insurance which a reasonable and prudent businessman carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include Clarke, as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 days written notice to Clarke. Clarke shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. The Licensee shall provide Clarke with certificates of insurance.


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

(18) This Employment Agreement constitutes the entire agreement between the parties and there are no collateral agreements, warranties, representations or understandings, save as expressly contained herein.

(19) Clarke shall be bound to the terms and conditions of confidentiality and non-disclosure.

(20) No modification to the Employment Agreement will be binding unless attached hereto as an Attachment and signed by Clarke and a duly authorized officer of ORG.

(21) This Agreement shall be governed and interpreted according to the laws of the Province of Alberta.

IN WITNESS WHEREOF, the parties hereto executed this Employment Agreement effective the date indicated.

                                    ORGANETIX, INC.

Corporate Seal
                                    per: /s/ Steven Sanders
                                    Chairman of Organetix Compensation Committee

                                    Per: /s/ L. B. (Brad) Clarke
                                         -----------------------
                                             L.B. (Brad) Clarke

                                    Per: /s/ L. B. (Brad) Clarke
                                         -----------------------
                                             Lennox Resources Ltd.


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

                                   APPENDIX I

                                 JOB DESCRIPTION

for:     L.B.(Brad) Clarke (hereinafter referred to as Clarke)

                    Position Title: CHAIRMAN, PRESIDENT & CEO

Clarke shall perform the duties of Chairman, President & CEO being generally described as follows:

Reporting to the Board, Clarke will:

1. Assume direct responsibility for achieving ORG's Business Plan and Financial Plan, and proposing amendments to the Plans as deemed necessary based upon the organization's performance and changes in market conditions.

2. Prepare reports as required by the Board summarizing ORG's progress relating to the Business Plan and the Financing Plan.

3. Prepare ORG's short term and long term staffing plan and secure Board approvals, propose organizational structures, establish job descriptions, initiate recruitment and participate in the interview and selection process.

4. Set goals and objectives for ORG's staff, on a quarterly basis, and provide advice, direction and guidance to ORG's staff to assist in achieving defined goals and objectives.

5. Develop budget proposals for the Board's review and approval, allocate approved budgets to ORG's staff, monitor expenditures and staff's performance in meeting budget targets, approve requests for funds, propose amendments to budgets and/or the Financing Plan and prepare documentation as required to seek Board approval to amend the Financing Plan.

6. Review staff's performance in achieving short term and long term goals and objectives as delegated from the Business Plan and the Financial Plan, or as amended by the Board, and recommend the granting of options, bonuses, non-monetary incentives, profit sharing and other rewards to staff as assigned to ORG by ORG's Board.

7. Assist in preparing, implementing and monitoring the advertising, promotion, and investor relations program (the "Public Relations Program") to present and expose ORG's products to the widest possible customer base, and represent ORG when required for investor, public and media relations when asked to do so by the Board or when called for in the Public Relations Program.


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

8. Develop and propose marketing and sales strategies and assist in implementing strategic sales and marketing plans to maximize revenue and profit from the sale of ORG's products or services, to penetrate new markets and to introduce new products and/or services.

9.    Establish and assist ORG's Executive Committee.

10. Evaluate new potential products, technology, additives, suppliers, applications and potential product improvements recommended by staff, customers or other end-users, make recommendations to the Board concerning their marketability and feasibility, and budget, direct and coordinate trials, tests and research to evaluate improvements and to keep ORG one step ahead of the competition. Evaluate and plan potential treatment clinics in Punta Cana, DR and or Mexico.

11. Keep informed about industry developments, the competition, new technology, new products and new ideas by attending trade shows, exhibitions and conferences and by reviewing industry publications, news articles, association journals, research reports and other documentation, and by strategic networking.

12. Assist in identifying, evaluating and proposing target corporate or technology acquisitions for ORG and ORG to diversify product lines and maximize profitability.

13.   Oversee all the research, patents, clinical trials, and Peru operations.

Perform other corporate and administrative functions as may be assigned or requested by the Board.


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